Exhibit 5.1

May 23, 2016

Retail Opportunity Investments Corp.

8905 Towne Centre Drive, Suite 108

San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Corp. (the “Company”) in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to possible offerings from time to time by the Company of: (1) its common stock, par value $0.0001 per share (“Common Stock”); (2) its preferred stock, par value $0.0001 per share (“Preferred Stock”); (3) its depositary shares representing shares of Preferred Stock (“Depositary Shares”); (4) warrants entitling the holders to purchase Common Stock, Preferred Stock or Depositary Shares (“Warrants”); (6) rights entitling the holders to purchase Common Stock or Preferred Stock (“Rights”); (7) its debt securities (which may be issued in one or more series) (“Debt Securities”); and (8) guarantees by the Company (“Guarantees”) of debt securities issued by Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Operating Partnership”).

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

1. The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2. When the board of directors of the Company (the “Board”) authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement or (b) is issued on exercise of a right to convert Preferred Stock, Depositary Shares or Debt Securities, on exercise of Warrants or on the exercise of Rights, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

3. When the Board authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Company’s Articles of Amendment and Restatement, including any articles supplementary relating to the issuance of Preferred Stock, and in accordance with that authorization that Preferred Stock is (a) sold for at least its par value as contemplated in the Registration Statement or (b) issued on conversion of other series of Preferred Stock or on exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.

4. When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Stock and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Stock as contemplated in the Registration Statement or (b) issued on conversion of other series of underlying Preferred Stock or exercise of Warrants, which are sold for more than the par value of each of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be legally issued, fully paid and non-assessable.

5. When the Board authorizes the issuance of Warrants which provide for the issuance of Common Stock, Preferred Stock or Depositary Shares upon payment of consideration equal at least to the par value of the Common Stock, Preferred Stock or Depositary Shares being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

6. When the Board authorizes the issuance of Rights which provide for the right to purchase Common Stock or Preferred Stock, upon payment of consideration equal at least to the par value of the Common Stock or Preferred Stock being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company.

7. When the Board authorizes the creation of one or more series of Debt Securities, and in accordance with that authorization and a duly executed and delivered indenture and any supplemental indenture between the Company and the trustee named therein, those Debt Securities are issued as contemplated in the Registration Statement, if the interest on those Debt Securities is not at a rate which violates applicable law and consideration therefor has been received by the Company, those Debt Securities will constitute valid and legally binding obligations of the Company.

8. When the Board authorizes the issuance of Guarantees, and in accordance with that authorization such Guarantees have been duly executed and delivered by the Company in conformity with a duly executed and delivered indenture and any supplemental indenture between the Company, the Operating Partnership and the trustee named therein, such Guarantees have been issued as contemplated by the Registration Statement and consideration therefor has been received by the Company, such Guarantees will constitute valid and legally binding obligations of the Company.

The opinions set forth in this letter relate only to the laws of the State of New York and the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP